Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

HOUSTON and LONDON, April 28, 2017

LyondellBasell Reports First-Quarter 2017 Earnings

First Quarter 2017 Highlights

•	Income from continuing operations: $0.8 billion

•	EBITDA: $1.6 billion

•	Diluted earnings per share: $2.00 per share

•	Issued $1 billion of 10-year bonds with a coupon rate of 3.5% due 2027; redeemed $1 billion of outstanding 5.0% bonds due in 2019; refinancing costs reduced earnings by $0.26 per share

•	Share repurchases and dividends totalled $0.5 billion; repurchased 1.5 million shares during the first quarter

Comparisons with the prior quarter and first quarter 2016 are available in the following table:

Table 1 - Earnings Summary

	Three Months Ended
Millions of U.S. dollars (except share data)	March 31, 2017	December 31, 2016	March 31, 2016
Sales and other operating revenues	$8,430	$7,747	$6,743
Net income(a)	797	763	1,030
Income from continuing operations(b)	805	770	1,030
Diluted earnings per share (U.S. dollars):
Net income(c)	1.98	1.87	2.37
Income from continuing operations(b)	2.00	1.89	2.37
Diluted share count (millions)	403	407	434
EBITDA(d)	1,617	1,406	1,807

Excluding LCM Impact:
LCM, pre-tax(e)	—	29	68
Income from continuing operations(b)	805	788	1,077
Diluted earnings per share (U.S. dollars):
Income from continuing operations(b)	2.00	1.94	2.48
EBITDA(d)	1,617	1,435	1,875

(a)	Includes net income attributable to non-controlling interests and loss from discontinued operations, net of tax. See Table 10.
(b)	See Table 11 for charges and benefits to income from continuing operations.
(c)	Includes diluted earnings (loss) per share attributable to discontinued operations.
(d)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 8 for reconciliations of EBITDA to net income and income from continuing operations.
(e)	LCM stands for lower of cost or market. An explanation of LCM and why we have excluded it from our financial information in this press release can be found at the end of this press release under “Information Related to Financial Measures.”

LyondellBasell Industries (NYSE: LYB) today announced earnings from continuing operations for the first quarter 2017 of $0.8 billion, or $2.00 per share. First quarter 2017 EBITDA was $1.6 billion. During the quarter, the company redeemed $1 billion of outstanding 5.0% bonds that were due in 2019 with a new $1 billion ten-year bond issue at an after-tax cost of $106 million that reduced earnings by $0.26 per share.

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“We began the year with improved results in our three largest segments. Olefins and polyolefins demand continued to be solid across all regions and we increased volumes from our Corpus Christi ethylene expansion. The Intermediates and Derivatives segment benefitted from improved first quarter profitability for styrene and methanol,” said Bob Patel, LyondellBasell CEO and chairman of the management board.

“The first quarter marks the completion of several quarters of significant maintenance activity across our system. Scheduled maintenance on our U.S. butadiene recovery plant reduced our capture of high margins during the first quarter. Our refinery performed planned maintenance on the fluid unit, completed repairs on one of our two crude distillation units and successfully commissioned our investment for the production of Tier 3 low-sulfur gasoline. We look forward to the refinery returning to more consistent operations,” said Patel.

OUTLOOK

“During April, global olefin and polyolefin industry conditions continue to remain favorable. While first quarter maintenance was relatively light for the U.S. ethylene industry, industry schedules show higher planned downtime in Europe and Asia during the second quarter. With a lighter maintenance schedule ahead for LyondellBasell, we look forward to benefitting from the full availability of our global assets,” Patel said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell manages operations through five operating segments: 1) Olefins and Polyolefins – Americas; 2) Olefins and Polyolefins – Europe, Asia and International (EAI); 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

The following comments and analysis represent underlying business activity and are exclusive of LCM inventory adjustments.

Olefins & Polyolefins - Americas (O&P-Americas) – Our O&P–Americas segment produces and markets olefins and co-products, polyethylene and polypropylene.

Table 2 - O&P–Americas Financial Overview

	Three Months Ended
Millions of U.S. dollars	March 31, 2017	December 31, 2016	March 31, 2016
Operating income	$559	$458	$707
EBITDA	723	563	878
LCM, pre-tax	—	29	—
EBITDA excluding LCM	723	592	878

Three months ended March 31, 2017 versus three months ended December 31, 2016 – EBITDA increased $131 million versus the fourth quarter 2016, excluding a favorable $29 million quarter to quarter variance as a result of a 2016 LCM inventory adjustment. First quarter 2017 included a $31 million gain

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on the sale of property in Lake Charles, Louisiana. Fourth quarter 2016 results reflected a pension settlement charge of $23 million and a last-in, first-out (LIFO) inventory charge of $20 million. Compared to the prior period, olefin results increased approximately $95 million. Ethylene sales increased 5 percent following the completion of planned maintenance and higher rates following our expansion at Corpus Christi. Ethylene margins improved by approximately 3 cents per pound with rising prices for ethylene and co-products. Combined polyolefin results declined by approximately $45 million. Ethylene and propylene feedstock price increases outpaced higher polyolefin prices, resulting in a decline in polyethylene and polypropylene spreads of approximately 2 cents per pound and 4 cents per pound respectively, which were partially offset by small volume improvements. Joint venture equity income increased by $9 million.

Three months ended March 31, 2017 versus three months ended March 31, 2016 – EBITDA decreased $155 million versus the first quarter 2016. First quarter 2017 included a $31 million gain on the sale of property in Lake Charles, Louisiana. The first quarter of 2016 included a $57 million gain on the sale of the Petroken polypropylene business. Olefin results increased by approximately $50 million primarily due to an increase in ethylene margin of 3 cents per pound. Combined polyolefin results declined approximately $165 million from very strong levels in the prior year period. Polyethylene and polypropylene spreads declined approximately 3 cents per pound and 14 cents per pound respectively. Joint venture equity income declined by $8 million.

Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) – Our O&P–EAI segment produces and markets olefins and co-products, polyethylene and polypropylene, including polypropylene compounds.

Table 3 - O&P–EAI Financial Overview

	Three Months Ended
Millions of U.S. dollars	March 31, 2017	December 31, 2016	March 31, 2016
Operating income	$401	$266	$358
EBITDA	529	398	509
LCM, pre-tax	—	—	40
EBITDA excluding LCM	529	398	549

Three months ended March 31, 2017 versus three months ended December 31, 2016 – EBITDA increased by $131 million versus the fourth quarter 2016. Fourth quarter 2016 results reflected a LIFO inventory charge of $17 million and a pension settlement charge of $8 million. Olefin results increased approximately $60 million as ethylene prices increased nearly 3 cents per pound and higher co-products value offset higher naphtha costs. Olefins also benefitted from increased volume due to the absence of fourth quarter maintenance. Combined polyolefin results increased approximately $50 million primarily due to increased sales volumes. Joint venture equity income declined by $4 million.

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Three months ended March 31, 2017 versus three months ended March 31, 2016 – EBITDA decreased by $20 million versus the first quarter 2016, excluding a favorable $40 million quarter to quarter variance as a result of a 2016 LCM inventory adjustment. The first quarter of 2016 benefitted from a $21 million gain on the sale of the Petroken polypropylene compounding business. Olefin results increased by approximately $20 million as a result of increased sales volumes due to the planned maintenance which occurred in the first quarter of 2016 and improved ethylene prices. Combined polyolefin results declined by approximately $20 million as polyethylene spreads declined. Joint venture equity income was relatively unchanged.

Intermediates & Derivatives (I&D) – Our I&D segment produces and markets propylene oxide (PO) and its derivatives, oxyfuels and related products and intermediate chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 4 - I&D Financial Overview

	Three Months Ended
Millions of U.S. dollars	March 31, 2017	December 31, 2016	March 31, 2016
Operating income	$269	$236	$255
EBITDA	339	306	326
LCM, pre-tax	—	—	28
EBITDA excluding LCM	339	306	354

Three months ended March 31, 2017 versus three months ended December 31, 2016 – EBITDA increased $33 million versus the fourth quarter 2016. Fourth quarter 2016 results reflected a LIFO inventory charge of $16 million and a pension settlement charge of $16 million. PO and derivatives results improved by approximately $15 million. In intermediate chemicals, styrene and methanol were the primary drivers behind approximately $65 million of margin improvement over the fourth quarter. These gains in the PO and derivatives and intermediate chemicals businesses were offset by approximately $40 million of charges in the first quarter and $30 million of gains in the fourth quarter related to recovery of precious metals after catalyst changes. Oxyfuels and related products results declined approximately $10 million on lower sales volumes. Joint venture equity income was relatively unchanged.

Three months ended March 31, 2017 versus three months ended March 31, 2016 – EBITDA decreased $15 million versus the first quarter 2016, excluding a favorable $28 million quarter to quarter variance as a result of an LCM inventory adjustment. PO and derivatives results declined by approximately $15 million. In intermediate chemicals, strong margins in styrene and methanol drove approximately $35 million of improvement over the first quarter of 2016. The PO and derivatives and intermediate chemicals businesses incurred approximately $30 million of increased charges related to recovery of precious metals after catalyst changes. Oxyfuels and related products results were relatively unchanged. Joint venture equity income was relatively unchanged.

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Refining – The primary products of this segment include gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 5 - Refining Financial Overview

	Three Months Ended
Millions of U.S. dollars	March 31, 2017	December 31, 2016	March 31, 2016
Operating income (loss)	($70)	$40	($30)
EBITDA	(30)	81	14
EBITDA excluding LCM	(30)	81	14

Three months ended March 31, 2017 versus three months ended December 31, 2016 – EBITDA decreased $111 million versus the fourth quarter 2016. Fourth quarter 2016 results reflected a LIFO benefit of $46 million primarily from low-priced crude inventory consumption, and a pension settlement charge of $8 million. Underlying operational performance accounted for approximately $60 million of the decline. The Houston refinery operated at 202,000 barrels per day, 26,000 barrels per day less than the prior quarter due to planned maintenance. Planned maintenance on the fluid catalytic cracker reduced product yields and gasoline production.

Three months ended March 31, 2017 versus three months ended March 31, 2016 – EBITDA decreased $44 million versus the first quarter 2016. First quarter 2017 throughput increased by 16,000 barrels per day with planned maintenance impacting both periods. Planned maintenance on the fluid catalytic cracker reduced product yields and gasoline production to outweigh the benefits of the higher throughput.

Technology Segment – Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 6 - Technology Financial Overview

	Three Months Ended
Millions of U.S. dollars	March 31, 2017	December 31, 2016	March 31, 2016
Operating income	$50	$51	$73
EBITDA	60	61	83

Three months ended March 31, 2017 versus three months ended December 31, 2016 – EBITDA decreased by $1 million.

Three months ended March 31, 2017 versus three months ended March 31, 2016 – EBITDA decreased by $23 million due to the timing of licensing revenue.

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Capital Spending and Cash Balances

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $421 million during the first quarter 2017. Our cash and liquid investment balance was $2.2 billion at March 31, 2017. We repurchased 1.5 million ordinary shares during the first quarter 2017. There were 403 million common shares outstanding as of March 31, 2017. The company paid dividends of $343 million during the first quarter of 2017.

CONFERENCE CALL

LyondellBasell will host a conference call April 28 at 11 a.m. EDT. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Thomas Aebischer and Director of Investor Relations David Kinney.

The toll-free dial-in number in the U.S. is 888-677-1826. A complete listing of toll-free numbers by country is available at www.lyb.com/teleconference for international callers. The pass code for all numbers is 6934553.

The slides and webcast that accompany the call will be available at http://www.lyb.com/earnings.

A replay of the call will be available from 2 p.m. EDT April 28 until May 28 at 11:59 p.m. EDT. The replay dial-in numbers are 800-839-9140 (U.S.) and +1 203-369-3624 (international). The pass code for each is 2526.

ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell (www.lyb.com) products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents,

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mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2016, which can be found at www.lyb.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES

This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. The non-GAAP measures we have presented include income from continuing operations excluding LCM, diluted earnings per share excluding LCM, EBITDA and EBITDA excluding LCM. LCM stands for lower of cost or market, which is an accounting rule consistent with GAAP related to the valuation of inventory. Our inventories are stated at the lower of cost or market. Cost is determined using the LIFO inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may be higher than the market value, which results in us writing down the value of inventory to market value in accordance with the LCM rule, consistent with GAAP. This adjustment is related to our use of LIFO accounting and the recent decline in pricing for many of our raw material and finished goods inventories. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA and earnings and EBITDA excluding LCM, provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and

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depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We have also presented financial information herein exclusive of adjustments for LCM.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 8 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

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Source: LyondellBasell Industries

Media Contact:	Faye Eson +1 713-309-7575
Investor Contact:	David Kinney +1 713-309-7141

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Table 7 - Reconciliation of Segment Information to Consolidated Financial Information (a)

	2016					2017
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$2,115	$2,211	$2,342	$2,409	$9,077	$2,604
Olefins & Polyolefins - EAI	2,578	2,721	2,634	2,646	10,579	3,024
Intermediates & Derivatives	1,702	1,769	1,805	1,950	7,226	2,150
Refining	955	1,289	1,330	1,561	5,135	1,353
Technology	132	129	102	116	479	120
Other/elims	(739)	(791)	(848)	(935)	(3,313)	(821)

Continuing Operations	$6,743	$7,328	$7,365	$7,747	$29,183	$8,430

Operating income (loss):
Olefins & Polyolefins - Americas	$707	$646	$582	$458	$2,393	$559
Olefins & Polyolefins - EAI	358	423	447	266	1,494	401
Intermediates & Derivatives	255	327	240	236	1,058	269
Refining	(30)	(53)	(56)	40	(99)	(70)
Technology	73	62	35	51	221	50
Other	(3)	(2)	1	(3)	(7)	1

Continuing Operations	$1,360	$1,403	$1,249	$1,048	$5,060	$1,210

Depreciation and amortization:
Olefins & Polyolefins - Americas	$90	$88	$87	$97	$362	$118
Olefins & Polyolefins - EAI	55	58	58	58	229	59
Intermediates & Derivatives	70	69	62	68	269	69
Refining	43	40	40	40	163	40
Technology	10	11	10	10	41	10

Continuing Operations	$268	$266	$257	$273	$1,064	$296

EBITDA: (b)
Olefins & Polyolefins - Americas	$878	$754	$682	$563	$2,877	$723
Olefins & Polyolefins - EAI	509	576	584	398	2,067	529
Intermediates & Derivatives	326	397	304	306	1,333	339
Refining	14	(13)	(10)	81	72	(30)
Technology	83	73	45	61	262	60
Other	(3)	(4)	1	(3)	(9)	(4)

Continuing Operations	$1,807	$1,783	$1,606	$1,406	$6,602	$1,617

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$303	$339	$384	$350	$1,376	$202
Olefins & Polyolefins - EAI	81	60	48	72	261	47
Intermediates & Derivatives	76	80	90	87	333	77
Refining	57	71	51	45	224	84
Technology	6	9	9	12	36	7
Other	4	4	4	1	13	4

Continuing Operations	$527	$563	$586	$567	$2,243	$421

(a)	EBITDA for the first quarter of 2016 includes a pre-tax LCM charge of $68 million and a $78 million pre-tax gain on the sale of our wholly owned Argentine subsidiary. Second quarter 2016 EBITDA includes a pre-tax LCM benefit of $68 million for the reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period. Fourth quarter 2016 EBITDA also includes a pre-tax LCM charge of $29 million. See Tables 2 through 6 for LCM adjustments recorded for each segment.
(b)	See Table 8 for EBITDA calculation.

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Table 8 - EBITDA Calculation

	2016					2017
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1

Net income(a)	$1,030	$1,091	$953	$763	$3,837	$797
Loss from discontinued operations, net of tax	—	1	2	7	10	8

Income from continuing operations(a)	1,030	1,092	955	770	3,847	805
Provision for income taxes	432	346	326	282	1,386	315
Depreciation and amortization	268	266	257	273	1,064	296
Interest expense, net(b)	77	79	68	81	305	201

EBITDA(c)	$1,807	$1,783	$1,606	$1,406	$6,602	$1,617

(a)	The first quarter of 2016 includes an after-tax LCM charge of $47 million and a $78 million after-tax gain related to the sale of our wholly owned Argentine subsidiary. The second quarter of 2016 includes an after-tax benefit of $47 million for the reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period. Fourth quarter 2016 also includes an $18 million after-tax LCM charge.
(b)	Includes pre-tax charges totalling $113 million related to the repayment of $1,000 million aggregate principal amount of our outstanding 5% senior notes due 2019.
(c)	The first quarter of 2016 includes a pre-tax LCM charge of $68 million and a pre-tax gain of $78 million on the sale of our wholly owned Argentine subsidiary. Second quarter 2016 EBITDA includes a pre-tax LCM benefit of $68 million for the reversal of the first quarter 2016 LCM adjustment. Fourth quarter 2016 also includes a pre-tax LCM charge of $29 million.

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Table 9 - Selected Segment Operating Information

	2016					2017
	Q1	Q2	Q3	Q4	Total	Q1
Olefins and Polyolefins - Americas
Volumes (million pounds)
Ethylene produced	2,392	1,899	1,939	2,173	8,403	2,486
Propylene produced	832	748	575	660	2,815	597
Polyethylene sold	1,554	1,426	1,517	1,485	5,982	1,533
Polypropylene sold	612	582	659	623	2,476	644
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	33.63	46.01	44.94	49.29	43.56	51.78
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	35.34	47.39	46.52	50.60	45.03	53.39
Houston Ship Channel natural gas (USD per million BTUs)	1.93	2.06	2.79	3.01	2.45	2.96
U.S. weighted average cost of ethylene production (cents/pound)	9.8	12.0	10.6	14.3	11.7	11.8
U.S. ethylene (cents/pound)	26.7	30.3	33.0	32.7	30.7	33.1
U.S. polyethylene [high density] (cents/pound)	52.3	59.0	60.7	58.3	57.6	57.3
U.S. propylene (cents/pound)	31.0	32.7	37.8	36.2	34.4	47.2
U.S. polypropylene [homopolymer] (cents/pound)	67.8	61.7	60.2	55.8	61.4	66.2

Olefins and Polyolefins - Europe, Asia, International
Volumes (million pounds)
Ethylene produced	950	941	1,066	946	3,903	1,022
Propylene produced	555	577	649	563	2,344	598
Polyethylene sold	1,434	1,386	1,315	1,330	5,465	1,421
Polypropylene sold	1,773	1,617	1,509	1,582	6,481	1,714
Benchmark Market Prices (€0.01 per pound)
Western Europe weighted average cost of ethylene production	16.3	21.2	17.9	23.8	19.8	22.7
Western Europe ethylene	38.4	41.1	42.3	43.1	41.2	46.2
Western Europe polyethylene [high density]	55.4	57.6	55.7	55.2	56.0	58.2
Western Europe propylene	26.3	28.8	30.7	33.3	29.8	37.0
Western Europe polypropylene [homopolymer]	46.5	49.5	49.5	51.7	49.3	56.3

Intermediates and Derivatives
Volumes (million pounds unless otherwise indicated)
Propylene oxide and derivatives	793	743	752	749	3,037	786
Intermediate Chemicals:
Ethylene oxide and derivatives	301	233	224	329	1,087	292
Styrene monomer	917	933	911	933	3,694	992
Acetyls	702	821	751	776	3,050	825
Oxyfuels and Related Products:
TBA Intermediates	415	391	410	361	1,577	383
MTBE/ETBE (million gallons)	270	278	298	264	1,110	239
Benchmark Market Margins (cents per gallon)
MTBE - Northwest Europe	44.4	78.7	55.3	50.6	57.2	49.5

Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	186	183	209	228	201	202
Benchmark Market Margins
Light crude oil - 2-1-1	8.67	11.52	11.46	11.20	10.73	11.86
Light crude oil - Maya differential	9.19	9.55	7.52	7.80	8.51	8.78

Source: LYB and third party consultants

Note: Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices. Volumes presented represent third party sales of selected key products.

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Table 10 - Unaudited Income Statement Information

	2016					2017
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1

Sales and other operating revenues	$6,743	$7,328	$7,365	$7,747	$29,183	$8,430
Cost of sales(a)	5,166	5,702	5,903	6,420	23,191	6,991
Selling, general and administrative expenses	193	199	188	253	833	204
Research and development expenses	24	24	25	26	99	25

Operating income(a)	1,360	1,403	1,249	1,048	5,060	1,210
Income from equity investments	91	117	81	78	367	81
Interest expense, net(b)	(77)	(79)	(68)	(81)	(305)	(201)
Other income (expense), net(c)	88	(3)	19	7	111	30

Income from continuing operations before income taxes(a) (b) (c)	1,462	1,438	1,281	1,052	5,233	1,120
Provision for income taxes	432	346	326	282	1,386	315

Income from continuing operations(d)	1,030	1,092	955	770	3,847	805
Loss from discontinued operations, net of tax	—	(1)	(2)	(7)	(10)	(8)

Net income(d)	1,030	1,091	953	763	3,837	797
Income attributable to non-controlling interests	—	—	(1)	—	(1)	—

Net income attributable to the Company shareholders(d)	$1,030	$1,091	$952	$763	$3,836	$797

(a)	Amounts presented herein include pre-tax LCM charges of $68 million and $29 million in the first and fourth quarters of 2016, respectively. A pre-tax benefit of $68 million in the second quarter of 2016 reflects the reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period.
(b)	Includes pre-tax charges totalling $113 million related to the repayment of $1,000 million aggregate principal amount of our outstanding 5% senior notes due 2019.
(c)	Includes a pre-tax gain of $31 million in the first quarter of 2017 on the sale of our Lake Charles, Louisiana site currently used as a logistics terminal and a $78 million gain in the first quarter of 2016 on the sale of our wholly owned Argentine subsidiary.
(d)	Amounts presented herein include after-tax LCM charges of $47 million and $18 million in the first and fourth quarters of 2016, respectively. The second quarter of 2016 includes an after tax benefit of $47 million for the partial reversal of the first quarter 2016 LCM adjustment resulting from price recoveries during the period. The first quarter of 2016 also includes a $78 million gain on the sale of our wholly owned Argentine subsidiary. The first quarter of 2017 includes after-tax charges totalling $106 million related to the repayment of $1,000 million aggregate principal amount of our outstanding 5% senior notes due 2019.

LyondellBasell Industries	12
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Table 11 - Charges (Benefits) Included in Income from Continuing Operations

	2016					2017
Millions of U.S. dollars (except share data)	Q1	Q2	Q3	Q4	Annual Impact	Q1
Pretax charges (benefits):
Charges and premiums related to repayment of debt	$—	$—	$—	$—	$—	$113
Out of period tax adjustment	—	—	—	61	74	—
Gain on sale of wholly owned subsidiary	(78)	—	—	—	(78)	—
Lower of cost or market inventory adjustment	68	(68)	—	29	29	—
Pension settlement charge	—	—	—	58	58	—

Total pretax charges (benefits)	(10)	(68)	—	148	83	113
Provision for (benefit from) income tax related to these items	(21)	21	—	(32)	(32)	(7)

After-tax effect of net charges (benefits)	$(31)	$(47)	$—	$116	$51	$106

Effect on diluted earnings per share	$0.07	$0.11	$—	$(0.29)	$(0.12)	$(0.26)

LyondellBasell Industries	13
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Table 12 - Unaudited Cash Flow Information

	2016					2017
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1

Net cash provided by operating activities	$1,300	$1,261	$1,332	$1,713	$5,606	$613

Net cash used in investing activities	(597)	(471)	(459)	(770)	(2,297)	(539)

Net cash used in financing activities	(333)	(1,039)	(1,195)	(782)	(3,349)	(472)

LyondellBasell Industries	14
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Table 13 - Unaudited Balance Sheet Information

(Millions of U.S. dollars)	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017

Cash and cash equivalents	$1,318	$1,060	$740	$875	$485
Restricted cash	4	4	4	3	1
Short-term investments	1,332	1,023	1,090	1,147	1,176
Accounts receivable, net	2,683	2,806	2,852	2,842	3,292
Inventories	3,978	4,009	4,015	3,809	3,875
Prepaid expenses and other current assets	1,009	1,081	852	923	852

Total current assets	10,324	9,983	9,553	9,599	9,681
Property, plant and equipment, net	9,373	9,681	10,057	10,137	10,361
Investments and long-term receivables:
Investment in PO joint ventures	398	390	399	415	409
Equity investments	1,734	1,610	1,681	1,575	1,672
Other investments and long-term receivables	18	18	17	20	20
Goodwill	548	542	543	528	531
Intangible assets, net	618	588	562	550	517
Other assets	559	623	607	618	577

Total assets	$23,572	$23,435	$23,419	$23,442	$23,768

Current maturities of long-term debt	$4	$4	$3	$2	$2
Short-term debt	594	616	621	594	611
Accounts payable	2,243	2,357	2,329	2,529	2,627
Accrued liabilities	1,600	1,374	1,357	1,415	1,139

Total current liabilities	4,441	4,351	4,310	4,540	4,379
Long-term debt	8,504	8,485	8,464	8,385	8,419
Other liabilities	2,125	2,143	2,151	2,113	2,130
Deferred income taxes	2,134	2,149	2,387	2,331	2,353
Stockholders’ equity	6,344	6,283	6,082	6,048	6,462
Non-controlling interests	24	24	25	25	25

Total liabilities and stockholders’ equity	$23,572	$23,435	$23,419	$23,442	$23,768

LyondellBasell Industries	15
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